OIL AND GAS OPERATING AGREEMENT

THIS AGREEMENT, made and entered into this 6th day of June, 2012, between TEHI ILLINOIS, LLC, P.O. Box 670, Olney, Illinois 62450, herein referred to as “Operator,” and EOS PETRO, INC., herein referred to as “Non-Operator”;

WITNESSETH:

WHEREAS, Non-Operator is the owner of the entire working interest in certain oil and gas leases covering and affecting the following described lands:

Those oil and gas leases shown on Exhibit A attached hereto and incorporated herein by reference.

Article I – Operation of the Well

A. Authority to Operate. Non-Operator, who is the owner of the working interest in the above described acreage, hereby designates Operator, subject to the provisions hereof, as Operator for oil and/or gas production (whether primary or secondary) with full control and management of all operations on the leasehold property described herein, hereby granting to Operator full power and authority to do and perform such acts and act in reference to said leasehold property as hereinafter set forth.

1.	Supervision Expense. Operator shall manage the affairs of the lease and to properly keep the wells in operation In the good and workmanlike manner as would a prudent operator under the same or similar circumstances, but it shall have no liability as Operator to the other parties for losses sustained or liabilities incurred, expect as may result from gross negligence or willful misconduct or from breach of the provisions of this Agreement. Operator may subcontract all or any portion of said operations. Operator for its expenses in operating and supervising shall be entitled to an initial fee of Three Hundred Dollars ($300.00) per month to pay for such overhead expenses.

2.	Costs of Operation. Non-Operator shall pay to Operator Non-Operator’s proportionate share of all costs and expenses arising out of the operation and maintenance of any wells drilled, completed and equipped pursuant to this Agreement, such costs commonly being known as operating expenses, including but not limited to, the following:

(a)          The pumper’s charge for daily inspection of the well, which charges not total Three Hundred Dollars ($300.00) per month per well;

(b)          The Operator shall be entitled to and the Non-Operator shall pay a fee of ten percent (10%) of all costs for new drilling and new working of existing wells. Such charge shall be an overseeing fee;

(c)          The cost of all abstracts of title, title examination and curative work, including any costs in connection with proof of title to the purchaser of oil produced on the promises;

(d)          All costs and expenses of handling, investigating and settling litigation or claims arising by reason of operations which are necessary to protect or recover leases or the equipment thereon, including, but not limited to, attorneys’ fees, court costs and amounts paid in settlement or satisfaction of any such litigation or claims:

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(e)          Delay or other rentals, when such rentals are paid by Operator, provided Operator shall not be liable for failure to pay, or improper payment of, any such rentals through clerical error, oversight or otherwise, provided Operator shall have exercised in good faith;

(f)          The cost of all labor, services, materials, equipment and supplies furnished by Operator or paid for by Operator, which is, in the opinion of Operator, necessary for the efficient operation of the wells. Operator may furnish any of the foregoing items for the wells developed pursuant to this Agreement, provided that the charges therefor are in accordance with industry standards prevailing in the Southeastern Illinois area;

(g)          All taxes paid for the benefit of the parties hereto, including ad valorem, property, gross production, or any other taxes of every kind and nature assessed or levied upon or in connection with the wells, the operation thereof, or the production therefrom;

(h)          Premiums paid for bonds carried with the State of Illinois and for insurance carried on the leases and wells, including Workers’ Compensation, general public liability and property damage, coverage on equipment and personal property. Operator is authorized to use his discretion in selecting insurance companies and the nature of and amount of any insurance. Operator may attempt to secure insurance protecting insurable equipment against loss by fire and other extended hazards, but does not and cannot guarantee the insurability of the same. In the event of loss, either partial or total, of any equipment by reason of fire, theft, vandalism or other hazards, Operator shall not be responsible for the value of such property, except to the extent of the insurance proceeds, If any, which may be received as a result of the loss;

(i)          The costs of disposing of any salt water including hauling, transporting or disposing of salt water through salt water inspection wells;

(j)          In the event Operator is required to pay for rights-of-way and easements for access to the leasehold premises or for rental of tank battery sites, or if required, surface rental or other payments to the owners of the surface, these charges shall constitute costs and expenses arising out of operation and maintenance;

(k)          Subject to the limitations set forth in the following Subparagraph 3, the costs of any additional labor, equipment, materials to rework, deepen, plug back, convert for injection, or clean out which may be required from time to time for the continued successful operation of the wells and leasehold, including lease costs, additional rig time, and repairs and replacements of equipment;

(l)          Any maintenance, repair or other single project, for which the Non-operators are responsible pursuance to this Article IV, which single project requires an expenditure by the Operator in excess of $25,000.00 will be charged to Non-operators at cost plus ten percent supervision fees.

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3.          Major Expenditures. Notwithstanding any contrary provision in this paragraph, Operator shall not, without the prior written consent of the Non-Operator, perform any single project reasonable estimated by Operator to require an expenditure in excess of $25,000, including the term percent supervision fee described herein. The limitations contained herein shall not apply, however, in the event of an explosion, fire, flood, or other sudden emergency, whether of the same or of a different nature, in which case Operator may take such action and incur such expenses as are necessary in Operator’s judgment to safeguard life and property. Expenses in connection with an emergency, Operator shall, as promptly as practicable, report to Non-Operator the nature of the emergency, the action taken and the expenses incurred.

4.          Attorneys’ Fees.          In the event Operator shall ever be required to bring legal proceedings in order to collect any sums due from any Non-Operators under this Agreement, then Operator shall also be entitled to recover all court costs, costs of collection, and a reasonable attorneys’ fees, which the lien provided for herein shall also secure.

5.          Overhead Rate Adjustment Provisions.          In the event the overhead supervision fees or pumping fees provided for in this Article IV shall ever be less than the prevailing rates being charged by financially responsible prudent operators in the area for comparable operations, then Operator may give written notice of such higher prevailing rates to Non-Operators. The higher prevailing rates specified in said notice shall become the effective rates hereunder as of the first day of the month following thirty (30) days from the giving of said notice.

6.          Plugging Fund.          Operator is authorized to include as part of the monthly operation statement an amount to be set aside for plugging and abandonment of any well drilled under the terms and conditions hereof. The amount set aside shall not exceed a total amount of Eight Thousand Dollars ($8,000.00) per well, to be accrued over a time period of not less than thirty-six (36) months. Monies set aside for the plugging fund shall be maintained by Operator in a separate account. In the event a well drilled under the terms and conditions hereof is sold prior to the plugging and abandonment, any amounts set aside for such costs shall be distributed to the Non-Operator of record on the effective date of said sale.

Article II – Payment of Operating Costs

Non-Operator consents and agrees to execute the documentation required by the pipeline purchaser permitting the Operator to submit monthly operating statements directly to the pipeline purchaser, to be deducted from crude oil sales attributable to the working interest, remitting to Non-Operator its proportionate share of said crude oil sales attributable to the working interest, after the deduction of operating expenses.

Article III – Failure to Pay Costs

In the event Non-Operator fails to pay any cost due Operator under the terms of this Agreement within fifteen (15) days after receipt of the Operator’s statement therefor, the unpaid sum shall bear interest at the rate of 18% per annum. Non-Operator grants to Operator a security interest in and a lien upon Non-Operator’s ownership and interests in the proceeds of such oil and gas leases, the wells situated thereon, and the oil and gas produced therefrom, the proceeds of such oil and gas, and all equipment, fixtures and personal property situated thereon, to secure the payment of Non-Operator’s share of costs and operating expenses of Non-Operator’s share of costs and operating expenses as herein defined, together with interest thereon. To the extent Operator has a security interest under the Uniform Commercial Code of the State of Illinois, Operator shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of a Judgment by Operator for the secured indebtedness will not be deemed an election of remedies or otherwise affect the lien rights or security interest granted herein as security for the payment thereof. Any party, to the extent it deems necessary to perfect the lien and security interest provided herein, may file this Operating Agreement as a lien or mortgage in the applicable real estate records and as a Financing Statement with the proper officer under the Uniform Commercial Code. Further, and not in limitation of the foregoing, each party herein grants to operator full right, power and authority to execute in each party’s name and on its behalf, any financing statement which operator deems necessary in order to perfect the security interest hereby granted under the applicable Uniform Commercial Code.

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In addition, upon default by Non-Operator in the payment of his share of the expense, Non-Operator appoints and constitutes Operator as his attorney-in-fact, and Operator shall have the right, without prejudice to any other rights and remedies, to collect from the oil company purchasing the proceeds of production from the leasehold estate, the Non-Operator’s share of the oil and gas produced until the amount owned by such Operator, plus interest, has been paid. Each oil purchaser shall be entitled to rely upon Operator’s written statement concerning the amount of any default. This power of attorney shall be considered a Power coupled with an interest and irrevocable so long as any amounts are due Operator.

Article IV – Operator Not a Consultant

The Operator shall have no obligation to advise or consult with Non-Operator in connection with the drilling or reworking of any well. Rather, the Operator’s obligations under this agreement shall be as delineated herein.

Article V – Insurance To Be Provided by Operator

Operator shall at all times during the term of this Agreement carry insurance with responsible insurance carriers for the following items:

(1)	Workers’ compensation and occupational disease insurance as required by the laws of the State of Illinois;

(2)	Comprehensive general public liability and property damage insurance with limits of not less than $500,000 covering injury or death of any persons and $1,000,000 for more than one person in any one accident, and $500,000 coverage damages for loss to property of third persons.

(3)	Automobile public liability insurance covering all automobiles equipment used in the performance of work under this Agreement with limits of not less than $500,000 applicable to bodily injury, sickness or death of any one person, and $1,000,000 for more than one person in any one accident and $250,000 for loss of or damage to property in any one accident.

(4)	Operator shall further require all contractors performing work under this Agreement to carry at least the foregoing minimum amounts of insurance coverage.

Article VI – Unitization and Communitization

Operator is hereby granted a limited power of attorney to enter into on behalf of Non-Operator any unitization or communitization agreement involving the leasehold premises or any part thereof, if, in the opinion of the Operator, the unitization or communitization of part or all of the Leasehold premises is necessary or desirable for the primary or secondary development of the leasehold premises for oil and gas purposes.

Article VII – Inspection of Well and Access Records

Non-Operator shall have access to the lease at all reasonable times, at his sole risk, to inspect or observe operations and shall have access during normal business hours to information pertaining to the development or operation thereof, including Operator’s books and records relating thereto, reports filed with governmental agencies, daily drilling reports, well logs, daily gauge and run tickets, and shall make available samples of any cores or cuttings taken from any well drilled upon the lease. Operator shall be entitled to charge a reasonable fee for the reproduction of any material requested by the Non-Operator.

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Article VIII – Liability of the Parties

The liability of the parties shall be several and not joint or collective. None of the rights, duties or obligations of the parties hereto or terms hereof shall be construed as creating a joint venture, a partnership, or any legal entity whereby one party is responsible individually for the debts, liabilities or charges incurred in connection with the operation or abandonment of such leasehold property, but rather each party hereunder is a tenant in common, and as such is liable only for his, her or their proportionate charges in connection with the operation or abandonment of such leasehold property.

Article IX – Resignation and Removal of Operator

Operator may resign at any time by giving notice thereof to Non-Operators. If Operator terminates its legal existence, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed if it fails or refuses to carry out its duties hereunder, or becomes insolvent, bankrupt, or is placed in receivership, by the affirmative vote of those Non-Operators owning a majority interest based on ownership and not on the number of parties remaining after excluding the voting interest of Operator. Such resignation, termination, or removal will not become effective until 7:00 a.m. on the first day of the calendar month following the automatic termination, giving of such notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after the effective date of resignation, termination or removal shall be bound by the terms hereof as a Non-Operator. Notwithstanding anything herein to the contrary, Operator may transfer and assign its rights of operation to include all rights granted Operator in this Agreement. Upon the resignation, termination, or removal of Operator, the successor Operator will be selected by the affirmative vote of those parties owning a majority interest based on ownership, and not on the number of parties. In the event Operator is removed pursuant to the provisions of this Article and fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative votes of those parties owning a majority interest based on Ownership and not on the number of parties remaining after excluding the voting interest of the Operator that was removed.

A change of corporate name or structure of Operator or transfer of operator’s interest to a subsidiary, parent or successor corporation shall not be basis for termination of removal of Operator.

Article X – Abandonment of Well

At such time as any well(s) on this leasehold, in the opinion of Operator, become(s) uneconomical to operate, Operator is authorized to plug and abandon such well(s) in accordance with applicable regulations and terms of the Oil and Gas Leases, and salvage the equipment therefrom at the cost, risk and expense of all parties, said salvage to be sold at prevailing market prices in that locality, and after deduction of all final operation expenses, salvaging, plugging and abandoning costs, the remaining proceeds are to be distributed by Operator to the interest holder as their interests appear of record, with each Non-Operator to receive his proportionate share of the proceeds received on resale. In the event the proceeds are insufficient to pay the aforesaid costs, each owner shall be responsible for this proportionate share of the remaining costs.

Article XI – Service of Notice

Any notice required under the terms of this Agreement to be in writing shall be served upon the party to whom it is directed, addressed to such party at the address for service of Notice as set forth below the party’s signature to this agreement, or if by telephone to the number set forth below.

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Article XII – Use of Equipment

It is agreed that Operator or his sub-contractors shall have the right to use its own equipment in the drilling, completion, equipping, and operating of any well drilled pursuant to the terms and conditions of this Agreement and shall be entitled to charge for said equipment, labor, and/or materials at competitive field rates.

Article XIII – Preferential Right To Purchase

Should non-operator desire to sell or dispose of all or any part of his interest in the leasehold premises acquired under this agreement, he shall promptly give written notice to Operator, sent by Registered or Certified Mail to Operator, with full information concerning his proposed sale, which shall include the name and address of the prospective purchaser, the purchase price, and all other terms of the offer. The Operator shall then have an absolute right, for a period of ten days after receipt of notice, to purchase the Non-Operator’s interests upon the same terms and conditions contained in the third party’s offer to purchaser.

If this preferential right is not exercised by Operator, and Non-Operator does not consummate the proposed sale to the third party, the preferential right shall remain in effect, equally applicable to any future sale.

Article XIV – Modification of Agreement and Governing Law

No change, modification or alteration of this Agreement shall be valid unless it is in writing, signed by the parties hereto, and no course of dealing between the parties shall be construed to alter the terms hereof. If this Operating Agreement (or any agreement, assignment or contract connected to this Agreement by reference) is executed in counterparts, any executed copy thereof shall be deemed an original for any and all purposes. This agreement shall be subject to all valid and applicable State and Federal laws, rules, regulations and orders and the operations conducted hereunder shall be performed in accordance with such rules and regulations and orders. In the event this Agreement or any provision hereof is (or operations contemplated hereby are) found to be inconsistent with or contrary to any such laws, rules, regulations or orders, the latter shall be deemed to control and this Agreement shall be regarded as modified to conform; as so modified, it shall continue in full force and effect. This agreement shall be governed by and construed In accordance with the laws of the State of Illinois.

Article XV – Operator to Keep Properly Free if Liens

Operator shall at all times keep the interest of Non-Operator in and to the land covered hereby and equipment thereon, free and clear of all laborer’s, mechanic’s, and Material men’s liens.

Article XVI – Miscellaneous

This Agreement is made solely for the benefit of those persons who are parties hereto (including those persons succeeding to all or part of this interest of an original party if such succession is recognized under the other provisions thereof), and no other person shall have or claim to be entitled to enforce any rights benefits or obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by having the authorized corporate officer sign the same and the Secretary duly affix the Corporate Seal and the individuals have hereunto set their hand and deals the day and year first above written.

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OPERATOR:

TEHI Illinois, LLC

BY: /s/ Harold Murbarger

	Address:	Box 670
Olney, Il. 62450

ATTEST:

/s/ Antum Sharma
Antum Sharma
NON-OPERATOR:

EOS PETRO, INC.

BY: /s/ Nikolas Konstant

	Address:	2029 Century Park East,
Suite 3670
Los Angeles, CA 90067

Social Security Number:
EIN# 45-2041425

Address:

Social Security Number:

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EXHIBIT "A"

An Oil & Gas Lease dated 1/26/1966 from Lyman D. Works and Frances M. Works, as Lessor, in favor of the Superior Oil Company, as Lessee, recorded as Book 73, page 254 in the Office of the Recorder of Edwards County, Illinois.

An Oil & Gas lease dated 9/31/1938 from George J. Works, Etux, as Lessor, in favor of Fred A. Noah, etal, at Lessee, recorded as Book 5, page 71 in the Office of the Recorder of Edwards County, Illinois.

An Oil & Gas Lease dated 6/1/1938 from Frank Wood, Etal, as Lessor, in favor of Fred A. Noah, etal, as Lessee, recorded as Book 6, page 287 in the Office of the Recorder of Edwards County, Illinois..

An Oil & Gas Lease dated 5/24/1938 from Melvin Works, Etal, as Lessor, in favor of Fred A. Noah, etal, as Lessee, recorded as Book 5, page 71 in the Office of the Recorder of Edwards County, Illinois..

An Oil & Gas Lease dated 12/4/1996 from Alma Energy Corporation as Lessor; in favor of The Speir Operating Company, as Lessee, recorded as Book 194, page 329 in the Office of the Recorder of Edwards County, Illinois.

Covering the following described lands located in Edwards County, IL

F. Wood Etal, Tract 4
Township 2 South, Range 14 East
Section 19: N/2
Section 18: Commencing near the SE corner where the South line of said Section intersects the west line of the right of way of St Hwy 1, thence West 64 rods, thence North 5 rods, thence East 64 rods to the West line of said ROW, thence South 5 rods to the POB

Book 223 Page 243

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G. J. Works, Tract 3
Township 2 South, Ranch 11 East
Section 18: Commencing at the SW corner, thence East 56 chains 58 links, thence North 26 chains 54 links, thence West 56 chains 681/2 links, thence South 26 chains 54 links to POB, containing 158 acres, 1 rod, 14 perches, more or less, excepting commenting near the SE corner where the South Line of said Sections intersects the west line of the right of way of St HWY 1, thence West 54 rods, thence North 5 rods, thence East 54 rods to the West line of said ROW, thence South 5 rods to the POB.

G. J. Works
Township 2 South, Range 11 East
Section 18: 140 acres, more or less, located in the South part of Section 18, more fully described in that Oil Gas and Mineral Lease dated May 31, 1938, by and between George Works, Etux, as Lesser, and The Superior Oil Company, as Lessee.

F. Wood
Township 2 South, Range 11 East
Section 18: 2 acres tract commencing near the SE corner where the South line of said Section intersects the west line of the right of way of St HWY 1, thence West 64 rods, thence North 5 rods, thence East 54 rods to the West line of said ROW, thence South 5 rods to the POB

M. Works, Tract 2
Township 2 South, Ranch 11 East
Section 18: 120 acres off of the West side of the following described Lands; Commencing at the NE corner of 5/2 Section 19, North 60 deg 30 min West 69 chains 36 links, thence South 5 deg 15:min Basf 53 chains 22 links, thence North 64 deg East 56 chains 80 links, thence North 5 deg West 13 chains 22 links to the POB.

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